Ohr Pharmaceutical, Inc. 8-K

Exhibit 99.1

Ohr Pharmaceutical Announces Completion of Enrollment in Phase II Clinical Trial of Squalamine Eye Drops in Wet-AMD

NEW YORK, New York – April 29, 2014 – Ohr Pharmaceutical, Inc. (NasdaqCM: OHRP), a pharmaceutical company focused on the development of novel therapeutics for large unmet medical needs, today announced that it has completed the enrollment of its OHR-002 Phase II clinical trial evaluating Squalamine Eye Drops for the treatment of the wet form of age related macular degeneration (“wet-AMD”). The study has enrolled a total of 142 patients, and the Company expects to announce interim data on the first 60 patients completing the protocol in June this year. Final data are expected in the first calendar quarter of 2015.

“I am pleased with the continued progress of this important study and look forward to the upcoming planned interim analysis.” said Dr. Jeffrey S. Heier, Director of the Vitreoretinal Service at Ophthalmic Consultants of Boston, and member of Ohr’s scientific advisory board. “A topical therapeutic would offer an important alternative for the large wet-AMD patient population currently being treated with frequent intravitreal injections.”

“Completing enrollment in this Squalamine Eye Drop study is an important early milestone for Ohr,” said Irach B. Taraporewala, Ph.D., Chief Executive Officer of Ohr Pharmaceutical. “We are very encouraged by the interest shown by both patients and physicians in this trial and believe our eye drop formulation of Squalamine has the potential to be a valuable new treatment for wet-AMD. Additionally, this study serves as the cornerstone of our expanding clinical program to evaluate the efficacy and safety of the Squalamine Eye Drops in multiple ophthalmic disorders currently treated with intravitreal injections.”

About OHR-002

OHR-002 is a randomized, double masked, placebo controlled Phase II trial evaluating the efficacy and safety of Squalamine Eye Drops for the treatment of wet-AMD. The study enrolled 142 treatment naive wet-AMD patients at more than twenty clinical sites in the U.S. Patients are treated with either Squalamine Eye Drops or placebo eye drops twice daily over a nine-month period. The primary and secondary endpoints include visual acuity parameters, need for rescue intravitreal injections, and safety. The protocol includes an interim analysis based on the first 60 patients completing the treatment period. This interim analysis is expected in June 2014. Final analysis of all patients is expected in the first calendar quarter of 2015. More information on the clinical trial can be found at clinicaltrials.gov.

About Squalamine Eye Drops

Squalamine is an anti-angiogenic small molecule with a novel intracellular mechanism of action, which counteracts multiple growth factors implicated in the angiogenesis process. Ohr Pharmaceutical has developed a novel eye drop formulation of Squalamine for the treatment of wet-AMD, designed for self-administration, which may provide several potential advantages over the FDA approved current standards of care, which require intravitreal injections directly into the eye. The drug, using an intravenous administration in over 250 patients in Phase I and Phase II trials for the treatment of wet-AMD, showed favorable biological effect and maintained and improved visual acuity outcomes. In May 2012, the Squalamine Eye Drop program was granted Fast Track Designation by the U.S. FDA. A Phase II randomized, double blind, placebo controlled study (OHR-002) to evaluate the efficacy and safety of Squalamine Eye Drops for the treatment of wet-AMD has completed enrolling patients. Two additional investigator sponsored trials (IST) are evaluating squalamine eye drops for the treatment of proliferative diabetic retinopathy and retinal vein occlusion, with two additional IST’s expected to be initiated in diabetic macular edema in the second calendar quarter of 2014.

About Ohr Pharmaceutical, Inc.

Ohr Pharmaceutical Inc. (OHRP) is a pharmaceutical company dedicated to the clinical development of new drugs for underserved therapeutic needs in large and growing markets. The Company is focused on advancing its pipeline products currently in phase II clinical development: Squalamine Eye Drops for the treatment of the wet form of age-related macular degeneration, and OHR/AVR118 for the treatment of cancer cachexia. Additional information on the Company can be found at www.ohrpharmaceutical.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as the date thereof, and Ohr Pharmaceutical undertakes no obligation to update or revise the forward-looking statement whether as a result of new information, future events or otherwise. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. Shareholders and prospective investors are cautioned that no assurance of the efficacy of pharmaceutical products can be claimed or assured until final testing; and no assurance or warranty can be made that the FDA or Health Canada will approve final testing or marketing of any pharmaceutical product. Ohr's most recent Annual Report and subsequent Quarterly Reports discuss some of the important risk factors that may affect our business, results of operations and financial condition. We disclaim any intent to revise or update publicly any forward-looking statements for any reason.

Contact:
Ohr Pharmaceutical Inc.	LifeSci Advisors, LLC
Investor Relations	Michael Rice
(877) 215-4813	646-597-6987
ir@ohrpharmaceutical.com	mrice@lifesciadvisors.com